                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                         CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

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

                      [CREDIT ACCEPTANCE CORPORATION LOGO]

                          CREDIT ACCEPTANCE CORPORATION
                           25505 West Twelve Mile Road
                                   Suite 3000
                         Southfield, Michigan 48034-8339


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             to be held May 10, 2001

                          -----------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Thursday, May 10, 2001, at 9:00 a.m., local time, for the following purposes.

         1. To elect five directors to serve until the 2002 Annual Meeting of Shareholders;

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record on March 30, 2001 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                        By Order of the Board of Directors,



                                        Donald A. Foss
                                        Chairman and Chief Executive Officer


Southfield, Michigan
April 23, 2001

                      [CREDIT ACCEPTANCE CORPORATION LOGO]

                          CREDIT ACCEPTANCE CORPORATION

                                 PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2001

                          -----------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2001, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 23, 2001.

         Only shareholders of record at the close of business on March 30, 2001 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each holder of the 42,149,687 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

         A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors named in this Proxy Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

         The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                            COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of February 28, 2001 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire on February 28, 2001 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.


                                                                              NUMBER OF
                                                                               SHARES               PERCENT OF
                                                                          BENEFICIALLY OWNED    OUTSTANDING SHARES
                                                                          ------------------    ------------------
Donald A. Foss .........................................................    23,937,174  (a)            56.4%
Brett A. Roberts........................................................       449,000  (b)             1.1%
Michael W. Knoblauch....................................................       272,600  (c)               *
Thomas A. FitzSimmons ..................................................       219,317  (d)               *
David S. Simmet.........................................................       138,175  (e)               *
Harry E. Craig..........................................................        10,000                    *
Sam M. LaFata ..........................................................         9,000  (f)               *
Thomas N. Tryforos......................................................     4,240,948  (g)            10.0%
All Directors and Executive Officers as a Group (12 persons)............    29,383,614  (h)            69.2%
Thomas W. Smith.........................................................     4,796,050  (g)            11.3%
Dimensional Fund Advisors, Inc..........................................     2,679,000  (i)             6.3%

---------------------
* Less than 1%.

(a) Shares are held of record by the Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 419,000 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(c) Includes 270,000 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(d) Includes 216,667 shares which Mr. FitzSimmons has the right to acquire upon exercise of employee stock options.

(e) Includes 137,000 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Sam M. LaFata Revocable Living Trust as to which Mr. LaFata is the trustee.

(g) The number of shares is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission by Thomas W. Smith and Thomas N. Tryforos which reflect their beneficial ownership of shares of Common Stock as of December 31, 2000. Mr. Smith reported that he has sole voting power and dispositive power over 719,550 shares and shared voting and dispositive power over 4,076,500 shares with Mr. Tryforos. In addition to the 4,076,500 shares as to which he shares voting and dispositive power, Mr. Tryforos reported that he has sole voting and dispositive power over 164,448 shares. Mr. Smith's and Mr. Tryforos' business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(h) Includes a total of 1,148,067 shares which such persons have the right to acquire upon exercise of employee stock options.

(i) The number of shares is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. which reflects its beneficial ownership of shares of Common Stock as of December 31, 2000. Dimensional Fund Advisors, Inc. reported that it may be deemed to have sole voting power and sole dispositive power over 2,679,000 shares. Dimensional Fund Advisors' business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                       MATTERS TO COME BEFORE THE MEETING

(1)      ELECTION OF DIRECTORS

DESCRIPTION OF NOMINEES

         Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

         The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast.

         DONALD A. FOSS; AGE 56; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

         Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating affiliated companies engaged in the sale and lease of used vehicles. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992.

         HARRY E. CRAIG, AGE 73; INDEPENDENT PERSONNEL CONSULTANT

         Mr. Craig has been a self-employed consultant providing management training services since 1986. Mr. Craig served in various managerial and other capacities with Ford Motor Company for 30 years, most recently as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation. Mr. Craig became a director of the Company in June 1992.

         THOMAS A. FITZSIMMONS; AGE 57; MANAGING DIRECTOR, CREDIT ACCEPTANCE CORPORATION UK, LIMITED

         Mr. FitzSimmons has been Managing Director of the Company's United Kingdom operations since joining the Company in October 1997. From 1983 until June 1997, he was a principal of William Blair & Company LLC, a full-service investment banking/brokerage firm headquartered in Chicago and most recently served as manager of its Financial Institutions Group for more than five years. Mr. FitzSimmons became a director of the Company in February 1994.

         SAM M. LAFATA; AGE 67; VICE PRESIDENT - SPECIAL BUSINESS DEVELOPMENT
                                                 OF MANHEIM DETROIT AUTO
                                                 AUCTION

         Mr. LaFata was General Manager of Manheim Metro Detroit Auto Auction from February 1991 until January 1999, when he was named Vice President - Special Business Development. Mr. LaFata has more than 30 years of experience in the automotive sales industry. Mr. LaFata has served as a director of the Company since June 1992.

         THOMAS N. TRYFOROS; AGE 41; GENERAL PARTNER OF PRESCOTT INVESTORS, INC.

         Since May 1991, Mr. Tryforos has been employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

OTHER EXECUTIVE OFFICERS

         BRETT A. ROBERTS; AGE 34; CHIEF OPERATING OFFICER

         Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. In January 1997, he was named Executive Vice President and Chief Financial Officer. In January 2000, he was named Co-President. In October 2000, he was named Executive Vice President of Finance and Operations and to his present position in February 2001. Before joining the Company, he was employed at Arthur Andersen LLP in the audit division.

         DOUGLAS W. BUSK; AGE 40; TREASURER AND CHIEF FINANCIAL OFFICER

         Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named to his present position in January 2000. Previously, Mr. Busk was a Vice President and Loan Officer at Comerica Bank from 1990 to 1996.

         LINDA M. CARDINALE; AGE 33; VICE PRESIDENT - ACCOUNTING

         Ms. Cardinale joined the Company in April 2000 and was named Vice President Accounting in May 2000. Prior to joining the Company, Ms. Cardinale was employed at General Motors and General Motors Acceptance Corporation from 1992 to 2000 in various accounting and auditing positions. From 1990 to 1992 she worked at KPMG Peat Marwick LLP in the audit division.

         MICHAEL W. KNOBLAUCH; AGE 37; PRESIDENT

         Mr. Knoblauch joined the Company in 1992. He served as the Company's collection manager from May 1994 to August 1995, as Vice President - Collections from August 1995 to July 1999, as Chief Operating Officer from July 1999 to January 2000, and as Co-President from January 2000 until he was named to his present position in October 2000. Mr. Knoblauch is responsible for operations of the Company's North American business segment. Before joining the Company, Mr. Knoblauch was on the financial staff of General Motors Corporation, Service Parts Division.

         KEITH P. MCCLUSKEY;  AGE 41; CHIEF MARKETING OFFICER AND PRESIDENT OF
                                        AUTONET FINANCE.COM (A DIVISION OF
                                        CREDIT ACCEPTANCE CORPORATION)

         Mr. McCluskey joined the Company in May 1999 as President of its AutoNet Finance Division. He was named to his present position in February 2001. Since June 1983, Mr. McCluskey has owned and operated companies engaged in the sale and lease of new and used vehicles.

         CHARLES A. PEARCE; AGE 36; VICE PRESIDENT - GENERAL COUNSEL AND
                                                       CORPORATE SECRETARY

         Mr. Pearce has been the Company's general counsel since January 1996. He was named Vice President - General Counsel in January 1997 and to his present position in June 1999. Mr. Pearce was employed with the law firm of Rhoades, McKee, Boer, Goodrich and Titta from May 1990 until joining the Company in January 1996.

         DAVID S. SIMMET; AGE 36; CHIEF INFORMATION OFFICER

         Mr. Simmet joined the Company in August 1992 as Manager of Information Systems. He was named Director of Information Systems in April 1995. He was named Vice President - Information Systems in October 1997 and to his present position in February 2001. Before joining the Company, Mr. Simmet was employed at Arthur Andersen LLP in its business systems consulting practice.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held five meetings during 2000. Standing committees of the Board include the Executive Compensation Committee and the Audit Committee. The members of the committees during 2000 were Messrs. Craig, LaFata and Tryforos.

         The Executive Compensation Committee's principal responsibilities include: (a) reviewing on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of executive officers, (c) reviewing all employee benefit plans pursuant to which securities (including stock options) are granted to the Company's executive officers, and (d) administering the Company's 1992 Stock Option Plan (the "Option Plan"). The Executive Compensation Committee held one meeting during 2000.

         The Audit Committee's principal responsibilities include: (a) the selection and evaluation of the Company's independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, (d) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures and (e) other matters contained in its charter, which is attached to this Proxy Statement as Appendix
A. During 2000, the Audit Committee met four times.

REPORT OF THE AUDIT COMMITTEE

         In accordance with its charter, the audit committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards.

         In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000.

         Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board of Directors concurred with such recommendation.

         HARRY E. CRAIG          SAM M. LAFATA         THOMAS N. TRYFOROS

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

         The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 2000) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG TERM
                                                         ANNUAL                           COMPENSATION
                                                       COMPENSATION                      ----------------
                                     --------------------------------------------------      AWARDS
                                                                          OTHER            SECURITIES
                   NAME AND                                               ANNUAL           UNDERLYING           ALL OTHER
            PRINCIPAL POSITION       YEAR    SALARY    BONUS($)(A)  COMPENSATION ($)(B)  OPTIONS/SARS (#)  COMPENSATION ($)(C)
            ------------------       ----   --------  ------------  -------------------  ----------------  -------------------
Donald A. Foss.....................  2000   $475,000   $       -        $  14,865                 -           $   625
   Chairman of the Board and         1999    475,000           -           14,865                 -               625
   Chief Executive Officer           1998    475,000           -           19,678                 -               625


Brett A. Roberts...................  2000   $304,000   $ 190,400        $       -                 -              $930
    Chief Operating Officer          1999    279,000      25,000                -           100,000               948
                                     1998    255,000           -                -           100,000               895

Michael W. Knoblauch...............  2000   $254,000   $ 190,400        $       -                 -           $   970
   President                         1999    229,000      25,000                -           100,000             1,005
                                     1998    200,000           -                -            50,000               895

Thomas A. FitzSimmons .............  2000   $285,000   $      --        $  19,640                 -           $     -
   Managing Director                 1999    260,000      25,000           24,200            50,000                 -
   Credit Acceptance Corporation     1998    260,000           -           60,924            75,000                 -
   U.K. Limited

David S. Simmet....................  2000   $184,000   $  49,333        $       -                 -           $   625
   Chief Information Officer         1999    164,400      39,600                -            10,000               625
                                     1998    149,100           -                -            20,000               625


(a) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year. See "Compensation of Executive Officers - Report of the Executive Compensation Committee."

(b) The amounts disclosed in this column for Mr. Foss consist of automobile allowances of $12,000, $11,750 and $11,750 and related tax "gross ups" of $7,678, $3,115 and $3,115 in 1998, 1999 and 2000, respectively. The amounts disclosed in this column for Mr. FitzSimmons consists of overseas housing reimbursements of $32,525, $18,001 and $12,885, automobile allowances of $2,800, $2,185 and $3,530 and tax gross-ups of $25,599, $4,014 and $3,225 in 1998, 1999 and 2000, respectively.

(c) The amounts disclosed in this column for 2000 are comprised of the Company's matching contribution for the 401(k) Profit Sharing Plan of $625 for each officer and $305 and $345 paid for split beneficiary life insurance policies for Messrs. Roberts and Knoblauch, respectively.

OPTIONS


         The following table provides information with respect to the unexercised options held as of December 31, 2000 by the Named Executive Officers. There were no options exercised by or granted to the Named Executive Officers during 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                             NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                AT FISCAL YEAR-END(#)                AT FISCAL YEAR-END($) (A)
                                ---------------------                -------------------------
          NAME                EXERCISABLE     UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
          ----                -----------     -------------       -----------       -------------
Donald A. Foss .............         -                 -          $        -        $          -
Brett A. Roberts............    399,000          180,000             207,004             237,500
Michael W. Knoblauch........    260,000          140,000                   -             237,500
Thomas A. FitzSimmons.......    216,667           58,333              39,584              79,166
David S. Simmet.............    133,000           26,000              34,501              23,750

-----------------
(a) Values are based on the December 31, 2000 closing price of $6.00 per share on The Nasdaq Stock Market's National Market.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The Executive Compensation Committee, composed of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation. It is the philosophy of the Committee that the executive compensation program should align the financial interests of the Company's executives with the long-term interests of the Company and its shareholders and should also attract and retain qualified executives to lead the Company toward its goals. The key elements of the Company's current program include a base salary, a bonus linked to either the Company's financial performance or individual performance and equity participation through stock options. The Executive Compensation Committee believes that these elements assist the Company in meeting its short-term and long-term business objectives and appropriately relate executive compensation to the Company's performance.

         BASE SALARY. The Executive Compensation Committee's policy with respect to salaries, other than for those, with whom the Company has an employment agreement, is to establish base compensation levels for executives that are competitive in relation to other companies of similar size within the Company's industry. The Executive Compensation Committee will also take into consideration the executive's responsibilities, experience level and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management. The salary for any executive officer with whom the Company has an employment agreement is determined in accordance with the relevant agreement.

         BONUS. Early in 2000, the Executive Compensation Committee approved the basis upon which bonus awards to certain upper level executives would be granted for 2000. These bonus plans were based upon either (a) for one executive, the earnings generated by the business unit for which he is responsible, (b) for certain other executives, the performance of the business unit for which that executive was responsible as measured by net operating profit after tax minus a cost for all capital employed ("Economic Profit"). To the extent that the Economic Profit improved or positive Economic Profit was generated by the business unit for which the executive was responsible, the executive was rewarded a bonus, one-half of which was paid in early 2001. The remainder of the bonus is payable in 2002, but will be paid in a reduced amount or not at all to the extent Economic Profit does not continue to improve in 2001.

         In early 2000, direct superiors established the basis for other executives' 2000 bonus awards. These bonus plans were based upon either (a) the executive's individual performance as evaluated by their direct superior, or (b) the executive's individual performance, measured through achievement of specific personal objectives.

         STOCK OPTIONS. Under the Option Plan, the Executive Compensation Committee may grant options to purchase Common Stock to employees of the Company, including executive officers. Option grants become exercisable either over a period of time or if the Company's earnings per share targets are met and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long term incentives to enhance the value of the Company's Common Stock. Generally, the Executive Compensation Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting period are determined based upon management's recommendation and are generally a function of the position held by an executive and his expected contribution to the Company's future growth and profitability. The Executive Compensation Committee determined that certain options granted in 2000 should vest only if certain earnings per share targets are met (or upon a change in control) in order to more directly link the benefits of the options to corporate performance.

         THE CHIEF EXECUTIVE OFFICER's 2000 COMPENSATION. Mr. Foss receives a base salary based upon his responsibilities and experience and which the Executive Compensation Committee believes is comparable to the salaries of other chief executive officers at similarly situated companies. It is philosophy of Mr. Foss that, in view of his substantial ownership position in the Company, his financial reward from the Company should come primarily from increases in the value of the Company's common stock held by him. Consistent with this philosophy, Mr. Foss maintained his base salary of $475,000 and did not elect to take a bonus or grant of stock options during 2000.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

         The Executive Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

              HARRY E. CRAIG       SAM M. LAFATA       THOMAS N. TRYFOROS

DIRECTOR COMPENSATION

         For 2000, all outside Board members received $1,500 for each Board meeting attended plus $500 for each Committee meeting attended and were reimbursed for travel related expenses.

STOCK PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 1996 and ending on December 31, 2000 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 150 companies included in the Dow Jones - Diversified Financial Services Industry Group. The comparison assumes that $100 was invested on December 31, 1995 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.


                                  [LINE GRAPH]



                                      12/31/95    12/31/96    12/31/97    12/31/98    12/31/99    12/31/00
                                      --------    --------    --------    --------    --------    --------

     Credit Acceptance Corporation     $100.00     $113.25    $  37.35    $   35.24   $  17.77    $  28.92
     Peer Group                         100.00      134.57      207.67       256.56     292.67      372.15
     Nasdaq Market Index                100.00      124.27      152.00       214.39     378.12      237.66


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with affiliated companies owned by Donald Foss, the Company's Chairman and Chief Executive Officer (the "Foss Companies"), and with certain automotive dealerships operated and partially owned (92.4%) by Keith McCluskey, the Company's Chief Marketing Officer and the President of its AutoNet Finance division (the "McCluskey Dealerships").

CONTRACT ASSIGNMENTS

         The Company regularly accepts installment contracts and lease contracts originated by the Foss Companies, which aggregated approximately $6.9 million and $2.1 million, respectively, in 2000, and represented approximately 1% of gross installment contracts receivable and 4.8% of the investment in operating leases, respectively, as of December 31, 2000. The Company accepts contracts from the Foss Companies on the same terms in all material respects as those accepted from unaffiliated dealers.

         The Company also regularly accepts lease contracts originated by the McCluskey Dealerships, which aggregated approximately $8.0 million in 2000, and represented approximately 17.8% of the investment in operating leases as of December 31, 2000. The Company accepts contracts from the McCluskey Dealerships on the same terms in all material respects as those accepted from unaffiliated dealers.

INDEBTEDNESS

         During 2000, the Foss Companies were indebted to the Company for borrowings used for working capital purposes. The largest amount of such indebtedness outstanding since the beginning of 2000, including accrued interest, was $357,000, which was the amount outstanding at March 31, 2000. The indebtedness is due on demand, bears interest at prime plus 4% and is secured by cash collections on contracts accepted from the Foss Companies.

         The Foss Companies were indebted to the Company under floor plan arrangements that were repaid as of February 29, 2000. The largest amount of such indebtedness outstanding during 2000, including accrued interest, was $65,000. Such indebtedness was due as the vehicles securing such indebtedness were sold, and bore interest at 4% above the prime rate, with a minimum of 12%. These arrangements were secured by the related inventory and future cash collections on installment contracts accepted from the Foss Companies and were made on the same terms and conditions as loans made to unaffiliated dealers.

         Pursuant to an employment agreement dated May 24, 1999, the Company loaned the McCluskey Dealerships $850,000. The note is due on May 23, 2004, bears interest at 5.22% and is unsecured. As of March 31, 2001, the balance of the note including accrued but unpaid interest was approximately $936,000, which was the highest amount outstanding since the beginning of 2000.

SERVICES

        The Company and the Foss Companies have entered into a Services Agreement (the "Services Agreement") which provides that the Company and the Foss Companies will share specified services, including services relating to insurance management, payroll, tax return preparation and retention of professionals. The Foss Companies pay a monthly fee to the Company for such services which is approximately equivalent to the Company's cost of rendering such services and is calculated based on: (i) a percentage of the monthly salary of certain Company employees; (ii) a fee for any tax return prepared and filed by the Company on behalf of the Foss Companies (ranging from $300 to $3,000 depending on the type of return); and (iii) an additional amount equal to the allocable share of fees for professional services and insurance premiums and deductibles paid by the Company during the preceding month, less the Company's share of any such fees paid by the Foss Companies during the preceding month. The Services Agreement continues until terminated by the Company or the Foss Companies upon 30 days prior written notice. During 2000, the Company charged the Foss Companies approximately $152,000. The Company was not charged by the Foss Companies for services during 2000.

        One of the Foss Companies, which is 90% owned by Donald Foss (the "Consulting Company"), administer the marketing of an installment contract purchase program for the Company and the Company pays the Consulting Company a commission on ancillary products sold and financed by the Company under this program. During 2000, the Company paid the Consulting Company approximately $67,000 pursuant to this arrangement.

                             INDEPENDENT ACCOUNTANTS
GENERAL

        The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the 2001 fiscal year. The Company engaged Deloitte & Touche LLP as its independent accountants in 1998. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

FEES PAID TO INDEPENDENT ACCOUNTANTS

        AUDIT FEES. Deloitte & Touche LLP billed the Company a total of $523,200 or professional services in connection with the audit of the 2000 financial statements.

        FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Deloitte & Touche LLP did not bill the Company during 2000 for operating, designing or supervising the Company's computer, financial or information systems.

        ALL OTHER FEES. Deloitte & Touche LLP billed the Company a total of $434,400 for other services rendered during 2000. Substantially all of these fees related to tax services. The Audit Committee of the Board does not consider the provision of the services described above by Deloitte & Touche LLP to be incompatible with the maintenance of Deloitte & Touche LLP's independence.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since January 1, 2000, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that Linda M. Cardinale, Vice President - Accounting, filed one late report disclosing no transactions.

                             OTHER BUSINESS MATTERS

         The only matters which management intends to present at the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

         Enclosed with the Notice of Annual Meeting and this Proxy Statement is a copy of the Company's Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals by shareholders which are intended to be presented at the 2002 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 21, 2001 in order to be considered for inclusion in the Company's 2002 proxy materials. The Company expects the persons named as proxies for the 2002 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal on or before March 8, 2002.

                                            By Order of the Board of Directors,


                                            Donald A. Foss
                                            Chairman and Chief Executive Officer
April 23, 2001

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER

I.  Organization

There shall be a Committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of three or more members, including a chairman, each of whom are directors not simultaneously serving as officers or employees of the Corporation. Each member shall be an independent director within the meaning of the NASDAQ Audit Committee Requirements and shall have a working familiarity with basic accounting and financial practices. At least one member of the Committee shall have accounting or related finance management experience. The chairman and members of the Committee shall be appointed by a majority vote of the Board of Directors.

II. Statement of Policy

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit Committee to maintain free and open means of communication between the directors, the independent accountants, the internal auditors, and the financial management of the corporation.

III. Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee may:

    1. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants, who are ultimately accountable to the Audit Committee and the Board.

    2. Consider, in consultation with the independent accountants and the Vice President of Internal Audit, the audit scope and plan of the internal auditors and the independent accountants.

    3. Consider with management and the independent accountants the rationale for employing audit firms other than the principal independent accountants.

    4. Review with the Vice President of Audit and the independent accountants the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

    5. Review with management and the independent accountants at the completion of the annual examination:

              a) The Company's annual financial statements and related footnotes.
              b) The independent accountants' audit of the financial statements and his or her report thereon.
              c) Any significant changes required in the independent accountant's audit plan.
              d) Any serious difficulties or disputes with management encountered during the course of the audit.
              e) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

    6. Meet with the independent accountants and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments of recommendations of the independent accountants.

    7. Review and discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

    8. Review and discuss with independent accountants their independence from management and the Corporation and the matters included in the written disclosures required by Independence Standards Board Standard No. 1.

    9.   Consider and review with management and the Vice President of Internal
         Audit:

              a) Significant findings during the year and management's responses thereto.
              b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.
              c) Any changes required in the planned scope of their audit plan.
              d)   The Internal Audit Department budget and staffing.
              e)   The Internal Audit Department charter.
              f) Internal Audit compliance with The IIA'S Standards for the Professional Practice of Internal Auditing (standards).

    10. Review with the independent accountants, the Company's internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

    11. Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

    12. Review with management, the independent accountants, and the Vice President of Internal Audit the interim financial report before it is filed with the SEC or other regulators.

    13. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by Internal Audit or the independent accountant.

    14. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators.

    15. Meet with the Vice President of Internal Audit, the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

    16. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

    17. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

    18. The Committee will perform such other functions as assigned by law, the Company's Charter or Bylaws, or the Board of Directors.

    19. Review the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

    20.  Review and update the Committee's Charter annually.

    21. Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

    22. Provide sufficient opportunity for the internal and independent accountants to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent accountants received during the course of the audit.

    23. Review accounting and financial human resources and succession planning within the Company.

    24. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with the Board of Directors.

    25. Review and concur in the appointment, replacement, reassignment, or dismissal of the Vice President of Internal Audit.

    26.  Confirm and assure the independence of the internal auditors.

    27. Inquire of management, the Vice President of Internal Audit, and the independent accountant about significant risks and exposures to the Company and assess the steps management has taken to minimize such risk to the Company.

IV. Meetings

The Committee shall meet at least four times annually and such meetings shall, during their course and in total, provide for at least:

    1. Time for attendance of only the Vice President of Internal Audit to review the scope of planned auditing activities and internal auditing results.

    2. Representatives of the independent accountants to attend at least two meetings to present the results of their annual audit.

    3. Representatives of the Internal Audit and General Counsel to present their results.

PROXY                                                                      PROXY
                          CREDIT ACCEPTANCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 10,2001.

          The undersigned hereby constitutes and appoints Donald A. Foss and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 10, 2001 at 9:00 a.m., local time, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those as set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named on the Proxy Statement dated April 23, 2001 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 23, 2001 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE
           AND RETURN IT PROMPTLY  IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                      /\      FOLD AND DETACH HERE     /\


                                                   CREDIT ACCEPTANCE CORPORATION
[                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /                          ]

                                                           For   Withheld  For All
1. ELECTION OF DIRECTORS:                                  All     All    (Except)
   Nominees: 01 Donald A. Foss - 02 Harry E. Craig - 03    / /     / /      / /
   Thomas A. Fitzsimmons - 04 Sam M. LaFata -
   05 Thomas N. Tryforos

(INSTRUCTION: To withhold authority to vote for any                                 MARK HERE IF YOU PLAN TO
individual nominee, write that nominee's name in the                                ATTEND THE MEETING               / /
space provided below.)
                                                                                       Dated:                                 , 2001
----------------------------------------------------                                          ---------------------------------

                                                                                       ---------------------------------------------
                                                                                       Signature(s)

                                                                                       ---------------------------------------------
                                                                                       Please sign exactly as name appears on the
                                                                                       proxy card. When shares are held by joint
                                                                                       tenants, both should sign. When signing as
                                                                                       attorney, executor, administrator, trustee
                                                                                       or guardian, please give full title as such.
                                                                                       If a corporation, please sign in full
                                                                                       corporate name by President or other
                                                                                       authorized officer. If a partnership, please
                                                                                       sign in partnership name by authorized
                                                                                       person.


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